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                                                                   Exhibit 10.17


                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT, dated as of July 2, 2000, by and between LEXENT INC., a Delaware corporation (the "Company"), and NANCY HUSON (the "Employee").

                              W I T N E S S E T H:

                  WHEREAS the Company desires to induce the Employee to enter into employment with the Company for the period provided in this Agreement, and the Employee is willing to accept such employment with the Company on a full-time basis, all in accordance with the terms and conditions set forth below;

                  NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

                  1. Employment.

                  (a) The Company hereby agrees to employ the Employee, and the Employee hereby agrees to accept such employment with the Company, commencing on July 10, 2000 (the "Commencement Date") and continuing for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

                  (b) The Employee affirms and represents that as of the commencement of her employment by the Company on the Commencement Date, she will be under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Employee's acceptance of employment hereunder with the Company, the employment of the Employee by the Company, or the Employee's undertakings under this Agreement.

                  2. Term of Employment. Unless earlier terminated as provided in this Agreement, the term of the Employee's employment under this Agreement shall be for a period beginning on the Commencement Date and ending on July 10, 2004. The period from the Commencement Date until June 10, 2004, or, in the event that the Employee's employment hereunder is earlier terminated as provided herein, such shorter period, is hereinafter called the "Employment Term."

                  3. Duties. The Employee shall be employed as Executive Vice President - Corporate Development of the Company, shall faithfully perform and discharge such duties as inhere in the position of Executive Vice President of the Company as may be specified in the Bylaws of the Company with respect to such position, and shall also perform and discharge such
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other duties and responsibilities consistent with such position as the Board of
Directors of the Company (the "Board of Directors") shall from time to time determine. The Employee shall report to the Chief Executive Officer of the Company. The Employee shall perform her duties principally at offices of the Company in New York City, New York, with such travel to such other locations from time to time as the Chief Executive Officer may reasonably prescribe. Except as may otherwise be approved in advance by the Board of Directors, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Employee shall devote her full business time throughout the Employment Term to the services required of her hereunder. The Employee shall render her business services exclusively to the Company and its subsidiaries during the Employment Term and shall use her best efforts, judgment and energy to improve and advance the business and interests of the Company and its subsidiaries in a manner consistent with the duties of her position.

                  4. Compensation.

                  (a) Salary. As compensation for the performance by the Employee of the services to be performed by the Employee hereunder during the Employment Term, the Company shall pay the Employee a base salary at the annual rate of Two Hundred and Forty Thousand Dollars ($240,000) (said amount, together with any increases thereto, being hereinafter referred to as "Salary"). The Employee's salary shall increase from time to time as determined by the Board of Directors in its sole discretion; provided, that such Salary shall increase at least five percent (5%) each year of the Employment Term. Any Salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices from time to time in effect.

                  (b) Bonus. Provided that the Employee is employed by the Company on the last day of the fiscal year (or on June 30, 2004 for the calendar year 2004), the Employee shall be eligible to receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) occurring during the Employment Term in an amount targeted at 40% of her Salary (pro rated only for the calendar year
         2004) if the Company achieves the target performance objectives established by the Compensation Committee of the Board of Directors (the "Compensation Committee") with respect to such fiscal year. In accordance with the foregoing conditions, the Employee shall also be eligible to receive additional bonus compensation from the Company in respect of each fiscal year (or portion thereof) occurring during the Employment Term in an amount targeted at 60% of her Salary (prorated only for calendar year 2004) for exceptional performance as may be determined by the Compensation Committee in its sole discretion.

                  (c) Initial Payment. In connection with the execution and delivery by the Employee of this Agreement, the Company shall pay the Employee a one-time bonus in the amount of $50,000 (the "Initial Payment") on or before July 31, 2000.


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                  5. Other Benefits; Options.

                  (a) General. During the Employment Term, the Employee shall:

                           (i) be eligible to participate in employee fringe benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive employees in accordance with the provisions of such plans, as the same may be in effect from time to time;

                           (ii) be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

                           (iii) be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, provided that such number of paid vacation days in each calendar year shall not be less than twenty (20) work days (four calendar weeks); the Employee shall also be entitled to all paid holidays given by the Company to its senior executive officers;

                           (iv) be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time; and

                           (v) be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Employee in the performance of her duties hereunder in accordance with the Company's normal policies from time to time in effect.

                  (b) Grant of Initial Options. In connection with the execution and delivery of this Agreement by the Employee, the Company is granting to the Employee options ("Initial Options") to purchase 750,000 shares (as adjusted equitably for stock dividends, stock splits, combinations, etc.) of Company Common Stock, $.001 par value ("Common Stock"), at a purchase price $6.00 (as adjusted equitably for stock dividends, stock splits, combinations, etc.), of which options to purchase 25% of such shares of Common Stock shall vest on the Commencement Date and options to purchase the remaining shares of Common Stock will vest in thirty-six equal increments over the thirty-six month period beginning on the first anniversary of the Commencement Date. Further, the Initial Options will contain provisions providing that (i) if the Employee's employment hereunder is terminated Without Cause or for Good Reason (each, as defined in Section 7 hereof) during the Employment Term, all of the previously unexercisable portion of the Initial Options shall become immediately vested; and (ii) if there is a Change of Control (as defined in (e) below) of the Company during the Employment Term, all of the previously unexercisable portion of the Initial Options shall become immediately vested.

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         All terms and conditions, including those referred to herein, shall be provided in a Stock Option Agreement of even date herewith between the Company and the Employee.

                  (c) Put Option for Certain Initial Options. Subject to Section 8(c) hereof, for the period (the "Put Option Period") beginning on the date (the "Lock-Up Termination Date") which is 180 days after the date the Company consummates an initial public offering of its Common Stock and ending on the one-year anniversary of the Lock-Up Termination Date, Employee shall have the right and option (the "Put Option"), but not the obligation, to sell to the Company any unexercised and vested Initial Options representing up to 187,500 shares (as adjusted equitably for stock dividends, stock splits, combinations, etc., the "Put Option Shares") of Common Stock in accordance with the following terms and conditions:

                           (i) In the event that Employee exercises the Put
                  Option, the Company shall pay to Employee as purchase price for the Put Option Shares an amount (the "Purchase Price") per share equal to the difference between $8.50 (as adjusted equitably for stock dividends, stock splits, combinations, etc.) and the exercise price of the Initial Options underlying any Put Option Shares provided for in paragraph (b) of Section 5 hereof.

                           (ii) Employee may exercise the Put Option by giving
                  the Company a written notice of election to sell the Put Option Shares (the "Put Option Notice") at any time during the Put Option Period, which Put Option Notice shall specify the number of Put Option Shares to be sold and the Purchase Price for such Put Option Shares.

                           (iii) The closing for the purchase by the Company of
                  such Put Option Shares will take place at the principal office of the Company as soon as practicable for both Employee and the Company after delivery of the Put Option Notice. At such closing, the Employee will deliver the stock option agreement representing the options underlying the Put Option Shares to be sold to the Company and such other documentation as reasonably requested by the Company or their counsel, against payment in cash of the Purchase Price thereof. Any Initial Options underlying Put Option Shares sold to the Company pursuant to the provisions of this Section 5(c) will thereafter be terminated and no longer exercisable by Employee.

                  (d) Grant of Subsequent Options. In connection with her continued employment by the Company, on the first anniversary of the Commencement Date, and on each of the subsequent anniversaries thereof during the Employment Term, the Company agrees to grant the Employee options ("Subsequent Options") to purchase at least 45,000 shares (as adjusted equitably for stock dividends, stock splits, combinations, etc.) of Common Stock at a purchase price equal to the Fair Market Value (as defined in (f) below) of the Common Stock on the date of grant, which options shall vest in twenty-five

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         percent increments over a four-year period with the first twenty-five percent to vest on the first anniversary of the date of grant. Each grant of these Subsequent Options shall be pursuant to specific terms set forth in a stock option agreement between the Company and the Employee.

                  (e) Change of Control. "Change of Control" means any capital reorganization, consolidation, merger or sale of assets as a result of which or in connection with which a person, corporation or other entity other than Kevin and Hugh O'Kane acquires (x) ownership of more than 50% of the equity securities of the Company or (y) all or substantially all of the assets and properties of the Company as an entirety.

                  (f) Fair Market Value. "Fair Market Value" means as of any date, the value of Common Stock determined as follows:

                           (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the last market trading day prior to the day of grant of the particular Subsequent Options and as reported in the Wall Street Journal or such other source as the Compensation Committee deems reliable;

                           (ii) If the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the average between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of grant of the particular Subsequent Options and as reported in the Wall Street Journal or such other source as the Compensation Committee deems reliable; or

                           (iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Compensation Committee.

                  6. Confidential Information. The Employee hereby covenants, agrees and acknowledges as follows:

                  (a) The Employee has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and any present or future subsidiaries or affiliates of the Company (collectively with the Company, the "Companies"), including but not limited to (i) customer lists; related records and compilations of information; the identity, lists or descriptions of any new customers, referral sources or organizations;

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         financial statements; cost reports or other financial information;
         contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; and management systems, policies or procedures, including related forms and manuals; (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas, and potential new business locations and
         (iii) all other tangible and intangible property, which are used in the business and operations of the Companies but not made public. The information and trade secrets relating to the business of the Companies described hereinabove in this paragraph (a) are hereinafter referred to collectively as the "Confidential Information", provided that the term Confidential Information shall not include any information (A) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Employee), (B) that the Employee receives on a nonconfidential basis from a source (other than the Companies or their representatives) that is not known by her to be bound by an obligation of secrecy or confidentiality to any of the Companies or (C) that was in the possession of the Employee prior to disclosure by the Companies.

                  (b) The Employee shall not disclose, use or make known for her or another's benefit any Confidential Information or use such Confidential Information in any way except as is in the best interests of the Companies in the performance of the Employee's duties under this Agreement. The Employee may disclose Confidential Information when required by a third party and applicable law or judicial process, but only after providing immediate notice to the Company of any third party's request for such information, which notice shall include the Employee's intent to disclose any Confidential Information with respect to such request.

                  (c) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Companies shall be entitled to seek injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach by the Employee; provided, however, that nothing contained herein shall be construed as prohibiting the Companies from pursuing any other rights and remedies available for any such breach or threatened breach.

                  (d) The Employee agrees that upon termination of her employment with the Company for any reason, the Employee shall forthwith return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media).


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                  (e) The obligations of the Employee under this Section 6
         shall, except as otherwise provided herein, survive the termination of the Employment Term and the expiration or termination of this Agreement.

                  (f) Without limiting the generality of Section 12 hereof, the Employee hereby expressly agrees that the foregoing provisions of this
         Section 6 shall be binding upon the Employee's heirs, successors and legal representatives.

                  7. Termination of Employment.

                  (a) The Employee's employment hereunder shall be terminated upon the occurrence of any of the following:

                           (i) death of the Employee;

                           (ii) the Employee's inability to perform her duties on account of disability or incapacity for a period of one hundred eighty (180) or more days, whether or not consecutive, within any period of twelve (12) consecutive months;

                           (iii) the Company giving written notice, at any time, to the Employee that the Employee's employment is being terminated for "Cause" (as defined in (b) below);

                           (iv) the Company giving written notice, at any time, to the Employee that the Employee's employment is being terminated or is not being renewed, other than pursuant to clause (i), (ii) or (iii) above ("Without Cause"); or

                           (v) the Employee terminates her employment hereunder for "Good Reason" (as defined in (c) below); or

                           (vi) the Employee terminates her employment hereunder for any reason whatsoever (whether by reason of retirement, resignation or otherwise) other than in accordance with (v) above.

                  (b) Cause. The following actions, failures and events by or affecting the Employee shall constitute "Cause" for termination within the meaning of clause (iii) of Section 7 (a) above:

                           (i) a conviction of, or plea of nolo contendere to, a felony;

                           (ii) willful misconduct that is materially injurious to the Company;


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                           (iii) failure to undertake communicated directives on
         material business matters despite written instruction to do so by the Board of Directors or the Chairman of the Company; or

                           (iv) any willful material breach of this Agreement which has resulted in material injury to the Company.

                  (c) Good Reason. The Employee may terminate her employment with the Company for "Good Reason" if, without the Employee's written consent, there is:

                           (i) a material adverse change in the Employee's title or Salary;

                           (ii) the assignment of duties to the Employee materially and adversely inconsistent with the Employee's position;


                           (iii) any requirement by the Company that Employee's primary office location be other than in New York City or the state of New Jersey; or


                           (iv) a Change of Control of the Company.

         In the event that Employee determines that a Good Reason exists for termination, Employee must notify the Company of such determination in writing, within 30 days following Employee's actual knowledge of the event giving rise to such Good Reason. Following receipt of such notice, if, in the next 30 days, the Company remedies the event giving rise to such Good Reason, Employee may not terminate her employment with the Company for Good Reason as a result of such event.

                  8. Payments Upon Termination.

                  (a) Termination Without Cause or for Good Reason. In addition to the acceleration of the Initial Options provided for in Section 5(b)(i) hereof and subject to paragraph (c) below, in the event that the Employee's employment is terminated by the Company Without Cause or by the Employee for Good Reason during the Employment Term then the Company shall pay to the Employee, as severance pay or liquidated damages or both, monthly payments at the rate per annum of her Salary at the time of such termination and any bonus that Employee would have been entitled to under Section 4(b) but for Employee's termination by the Company (pro rated for the portion of the fiscal year occurring prior to the cessation of the Employee's employment) for a period of twelve (12) months after such termination.

                  (b) Payments Limited. Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in Section 8(a) above, neither the Company nor any of its affiliates shall be obligated to make any payments to the Employee or on her behalf of whatever kind or nature by reason of the


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         Employee's cessation of employment (including, without limitation, by reason of termination of the Employee's employment by the Company for Cause, Without Cause or otherwise or by the Employee for Good Reason or otherwise), other than (i) such amounts, if any, of her Salary and bonus as shall have accrued and remained unpaid as of the date of said cessation, (ii) such other amounts, if any, which may be then otherwise payable to the Employee pursuant to the terms of the Company's benefits plans or pursuant to clause (v) of Section 5(a) above and (iii) subject to paragraph (c) below, such amounts, if any, pursuant to the Employee's exercise of the Put Option.

                  (c) Treatment of Put Option upon Termination. Unless the Employee shall have previously delivered to the Company the Put Option Notice in accordance with Section 5(c)(ii) hereof, the Employee's right to exercise the Put Option will be terminated on the date the Employee's employment is terminated for any reason; provided, that, in the event that Employee's employment is terminated by the Company Without Cause or by the Employee for Good Reason during the Put Option Period, Employee shall have the right to exercise the Put Option for 30 days after such termination in accordance with Section 5(c) above.

                  (d) Interest. No interest shall accrue on or be paid with respect to any portion of any payments under this Section 8.

                  9.  Non-Assignability.

                  (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee or her beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 9(a) shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon her death or incapacity. This Agreement may not be assigned by the Company except with the Employee's prior written consent, provided, however, that the Company may assign this Agreement to an affiliate of the Company with the financial resources to fulfill the Company's obligations hereunder.

                  (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

                  10.  Restrictive Covenants.

                  (a) Competition. During the Employment Term and, in the event the Employee's employment is terminated, during the period (the "Applicable Continuation Period") following such termination and continuing until (i) the last payment is made to the Employee pursuant to Section 8(a) hereof or (ii) in the case of a termination of the


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         Employee's employment pursuant to Section 7(a)(iii) or (v) hereof, the first anniversary of the date of such termination, the Employee will not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in competition with any of the Companies within the meaning of Section 10(d), provided, however, that the provisions of this Section 10(a) shall not be deemed to prohibit the Employee's ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company, or ownership, whether through direct or indirect stock holdings or otherwise, of not more than one percent (1%) of any other business.

                  (b) Non-Solicitation. During the Employment Term and during the Applicable Continuation Period, the Employee will not directly or indirectly induce or attempt to induce any employee of any of the Companies to leave the employ of the Company or such subsidiary or affiliate, or in any way interfere with the relationship between any of the Companies and any employee thereof.

                  (c) Non-Interference. During the Employment Term and during the Applicable Continuation Period, the Employee will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of any of the Companies if such action by her would have an adverse effect on the business, assets or financial condition of any of the Companies, or materially interfere with the relationship between any such person or entity and any of the Companies.

                  (d) Certain Definitions.

                           (i) For purposes of this Section 10, a person or entity (including, without limitation, the Employee) shall be deemed to be a competitor of one or more of the Companies, or a person or entity (including, without limitation, the Employee) shall be deemed to be engaging in competition with one or more of the Companies, if such person or entity conducts, or, to the knowledge of the Employee, plans to conduct, the Specified Business (as hereinafter defined) as a significant portion of its business in any of the markets served by the Companies or, in the case of a person or entity pursuing a business strategy of providing telecommunications infrastructure services, anywhere in the continental United States.

                           (ii) For purposes of this Agreement, "Specified Business" means (A) providing outsourced telecommunications infrastructure services to local or long distance telecommunications providers or engaging in any business conducted by the Company at the time of termination of the Employee's employment with the Company or
         (B) conducting, operating, carrying out or engaging in the business of managing any entity described in clause (A).


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                  (e) Certain Representations of the Employee. In connection with the foregoing provisions of this Section 10, the Employee represents that her experience, capabilities and circumstances are such that such provisions will not prevent her from earning a livelihood. The Employee further agrees that the limitations set forth in this
         Section 10 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Companies. It is understood and agreed that the covenants made by the Employee in this
         Section 10 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.

                  (f) Injunctive Relief. The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Section 10 hereof would be inadequate and, therefore, agrees that the Company and any of its subsidiaries or affiliates shall be entitled to seek injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

                  11. Representations and Warranties. The Employee represents and warrants that she is not subject to or a party to any agreement, contract, covenants, order or other restriction which in any way prohibits, restricts or impairs the Employee's ability to enter into this Agreement and carry out her duties and obligations hereunder. Each party hereto represents and warrants to the other that (i) each has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and to perform fully all of her or its obligations hereunder; and (ii) this Agreement has been duly executed and delivered and constitutes a valid and binding obligation of each party, enforceable in accordance with its terms.

                  12. Binding Effect. Without limiting or diminishing the effect of Section 9 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

                  13. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally,
(ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier or
(iv) sent via facsimile confirmed in writing to the recipient, if to the Company at the Company's principal place of business, and if to the Employee, at her home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto, provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.


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                  14. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  15. Severability. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of
Section 6 or 10 hereof is void or constitutes an unreasonable restriction against the Employee, the provisions of such Section 6 or 10 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 or 10 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

                  16. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

                  17. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

                  18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                    * * * * *


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                  IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the day and year first above written.
LEXENT INC.



                                            By:
                                                --------------------------------
                                                  Name:
                                                  Title:





                                            -----------------------------------
                                                  Nancy Huson


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